Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Centene Corporation:

We consent to the use of our reports dated February 22, 2007, with respect to the consolidated balance sheets of Centene Corporation (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, the related financial statement schedule as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), “Share Based Payments.”

/s/ KPMG LLP

St. Louis, Missouri
May 25, 2007